                                                                [LOGO OF ICCMIC]



FOR IMMEDIATE RELEASE                                               EXHIBIT 99.1



IMPERIAL CREDIT COMMERCIAL MORTGAGE INVESTMENT CORP. REPORTS FIRST QUARTER 1998
          INVESTMENTS AND NEW $500 MILLION WAREHOUSE LINE OF CREDIT.
                        IPO EQUITY NOW FULLY INVESTED.


LOS ANGELES, CALIFORNIA, April 2, 1998. Imperial Credit Commercial Mortgage Investment Corp. (Nasdaq: ICMI) today reported that it committed approximately $164 million (of which it invested approximately $157 million) in a number of asset acquisition transactions during the first quarter of 1998. These investments bring the total amount invested by the Company to approximately $490 million, $11 million more than the $479 million of net cash proceeds received by the Company from its IPO five months ago. In addition, the Company entered into a Master Loan and Security Agreement with Morgan Guaranty Trust Company of New York (a subsidiary of J.P. Morgan & Co. Incorporated) for a $500 million warehouse line of credit that will provide the Company with funds to make additional investments.

The Company's first quarter investments included approximately $97 million of fixed and floating rate multifamily and commercial mortgage loans acquired from Southern Pacific Bank, a subsidiary of Imperial Credit Industries, Inc. (Nasdaq:
ICII). In addition, the Company originated a $20 million first mortgage loan facility for On Stage Entertainment, Inc. (Nasdaq: ONST), of which the Company funded $12.5 million in connection with certain acquisitions by On Stage. Under the terms of the On Stage loan agreement, the Company has the right to provide up to $30 million of additional similar mortgage loan financing. The Company also acquired an $18 million interest as a participant in a first mortgage loan facility provided for the redevelopment of a major hotel and casino in Las Vegas. The Company also acquired approximately $18 million of loans originated by Franchise Mortgage Acceptance Corporation (Nasdaq: FMAX), an affiliate of ICII, and $6 million in securities issued by FMAX. Finally, the Company acquired approximately $3 million of mortgage loans in a second transaction with an unaffiliated mortgage lender. All of the transactions closed in March and added to the $333 million previously invested by the Company in multifamily and commercial mortgage loans, interests in multifamily and commercial mortgage-backed securities and other real estate related assets.

In addition to the investments and commitments made during the first quarter of 1998, the Company currently is working on a number of transactions anticipated to close during the second quarter. Those transactions are likely to include the acquisition of commercial real estate assets, including sale/leaseback transactions, and additional commercial and multifamily mortgage loan investments.

"We are pleased that we have now fully invested the net proceeds from our IPO and have begun the process of leveraging our investments," said Mark S. Karlan, President and CEO of the Company. "We have invested our net proceeds in accordance with the business plan that we established at the time of our IPO, and we intend to use our warehouse line of credit with J.P. Morgan to acquire appropriate additional investments that meet our yield and risk parameters. The Company has put into place a solid management team with substantial experience and expertise in the acquisition of commercial and multifamily mortgage loans, real estate and commercial mortgage-backed securities. We have a significant pipeline of additional investment opportunities and the capability to source, acquire and manage appropriate assets. We continue to be diligent in evaluating and underwriting the specifics of each investment opportunity and the way in which the asset being considered for acquisition would help us execute our overall investment and leveraging strategy. We believe that the Company is well positioned to achieve its asset acquisition and earnings objectives."

Imperial Credit Commercial Mortgage Investment Corp. is a publicly traded real estate investment trust that invests primarily in performing multifamily and commercial mortgage loans, interests in multifamily and commercial mortgage-backed securities, and real property.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by the use of forward-looking terminology such as "may," "will," "intend," "should," "expect," "anticipate," "estimate" or "continue" or the negatives thereof or other comparable terminology. The Company's actual results could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those set forth in the Company's Registration Statement on Form S-11, as amended, and other documents filed by the Company with the Securities and Exchange Commission.

For further information, please contact Michael Meltzer, Chief Financial Officer, at (310) 231-5906 or Karen Montandon, Investor Relations, at (310) 791-8022.

                                       2